Exhibit 99.1

IR INQUIRIES:

Charles Messman

Investor Relations

949-362-5800

IR@smithmicro.com

Smith Micro Reports Fourth Quarter and Fiscal Year 2017 Financial Results

ALISO VIEJO, CA, March 14, 2018 – Smith Micro Software, Inc. (NASDAQ: SMSI), today reported financial results for its fourth quarter and year ended December 31, 2017.

“I’m encouraged by the positive strides we made as a company in Fiscal 2017,” said William W. Smith, Jr., President and CEO of Smith Micro Software. “Building off our 2016 restructuring, we achieved some significant milestones, which included the launch of our SafePath® Family platform with a Tier 1, U.S.-based carrier, and the implementation of significant product enhancements across our portfolio, all of which we expect to contribute to 2018 revenue growth.

“We are entering 2018 with momentum. The company is well-capitalized and ready to maximize the significant revenue opportunities that lay ahead. As such, I expect to see revenues build throughout 2018, which will return us to positive cash flow and profitability.”

Fiscal Fourth Quarter 2017 Financial Results:

Smith Micro Software reported revenue of $5.7 million for the fourth quarter ended December 31, 2017, compared to $7.1 million reported in the fourth quarter ended December 31, 2016.

Fourth quarter 2017 gross profit was $4.4 million, compared to $5.3 million reported in the fourth quarter of 2016.

Generally accepted accounting principles in the United States (“GAAP”) gross profit as a percentage of revenue was 76 percent for the fourth quarter of 2017, compared to 75 percent for the fourth quarter of 2016.

Smith Micro Software Fourth Quarter 2017 Financial Results	Page 2 of 7

GAAP net loss for the fourth quarter of 2017 was $0.2 million, or $0.01 loss per share, compared to a GAAP net loss of $3.7 million, or $0.30 loss per share, for the fourth quarter of 2016.

Non-GAAP net loss (which excludes non-cash stock-based compensation, amortization of intangibles, loss on debt extinguishment, debt issuance and discount costs, impairment of long-lived assets, the reversal of restructuring reserves, and a normalized tax benefit) for the fourth quarter of 2017 was $0.7 million, or $0.05 loss per share, compared to a non-GAAP net loss of $1.8 million, or $0.15 loss per share, for the fourth quarter of 2016.

Year Ended 2017 Financial Results:

For the year ended December 31, 2017, the Company reported revenue of $23.0 million, compared to $28.2 million for the year ended December 31, 2016.

GAAP gross profit was $17.9 million for the year ended December 31, 2017, compared to $20.7 million for the year ended December 31, 2016.

GAAP gross profit as a percentage of revenue was 78 percent for the year ended December 31, 2017, compared to 73 percent for the same period last year.

GAAP net loss for the year ended December 31, 2017 was $6.7 million, or $0.49 loss per share, compared to a GAAP net loss for the year ended December 31, 2016 of $15.3 million, or $1.28 loss per share.

Non-GAAP net loss (which excludes non-cash stock-based compensation, amortization of intangibles, loss on debt extinguishment, debt issuance and discount costs, impairment of long-lived assets, the reversal of restructuring reserves, and a normalized tax benefit) for the year ended December 31, 2017 was $3.5 million, or $0.26 loss per share, compared to a non-GAAP net loss of $8.6 million, or $0.72 loss per share, for the year ended December 31, 2016.

Total cash and cash equivalents at December 31, 2017 were $2.2 million.

To supplement our financial information presented in accordance with GAAP, the Company considers and has included in this press release certain non-GAAP financial measures, including a non-GAAP reconciliation of gross profit, income (loss) before taxes, net income (loss), and earnings (loss) per share in the presentation of financial results in this press release. Management believes this non-GAAP presentation may be more meaningful in analyzing our income generation and therefore has excluded the

Smith Micro Software Fourth Quarter 2017 Financial Results	Page 3 of 7

following non-cash items from GAAP earnings calculations: stock-based compensation, amortization of intangible assets, fair value adjustments, and debt issuance and discount costs.  Additionally, since we are in a cumulative loss position, a non-GAAP income tax benefit was computed using a 38 percent tax rate using the Company’s normalized combined U.S. federal, state, and foreign statutory tax rates less various tax adjustments. This presentation may be considered more indicative of our ongoing operational performance. The table below presents the differences between non-GAAP earnings and net loss on an absolute and per-share basis. Non-GAAP financial measures should not be considered in isolation from, or as a substitute for, financial information presented in compliance with GAAP, and the non-financial measures as reported by Smith Micro Software may not be comparable to similarly titled amounts reported by other companies.

Investor Conference Call:

Smith Micro Software will hold an investor conference call today, March 14, 2018 at 4:30 p.m. EDT, to discuss the Company’s fourth quarter and fiscal year 2017 results. To access the call, dial 1-877-270-2148; international participants can call 1-412-902-6510. A passcode is not required to join the call; ask the operator to be placed into the Smith Micro conference. Participants are asked to call the assigned number approximately 10 minutes before the conference call begins. In addition, the conference call will be available on the Smith Micro website in the Investor Relations section.

About Smith Micro Software, Inc.:

Smith Micro develops software to simplify and enhance the mobile experience, providing solutions to some of the leading wireless service providers, device manufacturers, and enterprise businesses around the world.  From optimizing wireless networks to uncovering customer experience insights, and from streamlining Wi-Fi access to ensuring family safety, our solutions enrich today’s connected lifestyles while creating new opportunities to engage consumers via smartphones. Our portfolio also includes a wide range of products for creating, sharing and monetizing rich content, such as visual messaging and 2D/3D graphics applications. For more information, visit smithmicro.com.

Smith Micro Software Fourth Quarter 2017 Financial Results	Page 4 of 7

Forward-Looking Statements:

Certain statements in this press release are, and certain statements on the related teleconference call may be, forward-looking statements regarding future events or results, including without limitation, statements relating to our financial prospects and other projections of our performance, the existence of new sales opportunities and interest in our products and solutions, and our ability to increase our revenue by capitalizing on new opportunities, and other statements using such words as “expect,” “anticipate,” “believe,” “plan,” “intend,” “could,” “will,” and other similar expressions.  Forward-looking statements involve risks and uncertainties, which could cause actual results to differ materially from those expressed or implied in the forward-looking statements.  Among the important factors that could cause or contribute to such differences are our ability to continue as a going concern, our ability to raise more funds to meet our capital needs, changes in demand for our products from our customers and their end-users, customer concentration, given that the majority of our sales depend on a few large customer relationships, new and changing technologies, customer acceptance and timing of deployment of those technologies, and our ability to compete effectively with other software and technology companies. These and other factors discussed in our filings with the Securities and Exchange Commission, including our filings on Forms 10-K and 10-Q, could cause actual results to differ materially from those expressed or implied in any forward-looking statements. The forward-looking statements contained in this release and on the related teleconference call are made on the basis of the views and assumptions of management regarding future events and business performance as of the date of this release, and we do not undertake any obligation to update these statements to reflect events or circumstances occurring after the date of this release.

Smith Micro and the Smith Micro logo are registered trademarks or trademarks of Smith Micro Software, Inc. All other trademarks and product names are the property of their respective owners.

Smith Micro Software Fourth Quarter 2017 Financial Results	Page 5 of 7

Smith Micro Software, Inc.

Reconciliation of GAAP to Non-GAAP Results

(in thousands, except per share amounts) – unaudited

	GAAP	Stock Compensation	Intangibles Amortization	Loss on Debt Extinguishment	Impairment	Note Issue/ Discount	Other Adjustments	Taxes	Non- GAAP
Three Months Ended 12/31/17:
Gross profit	$4,377	$-	$-	$-	$-	$-	$-	$-	$4,377
Loss before provision for income taxes	(725)	169	63	-	-	66	(691)	-	(1,118)
Net loss	(160)	169	63	-	-	66	(691)	(140)	(693)
Loss per share: basic and diluted	(0.01)	0.01	0.00	-	-	0.00	(0.05)	(0.01)	(0.05)

Three Months Ended 12/31/16:
Gross profit	$5,344	$1	$-	$-	$-	$-	$-	$-	$5,345
Loss before provision for income taxes	(4,002)	353	84	-	411	195	-	-	(2,959)
Net loss	(3,725)	353	84	-	411	195	-	847	(1,835)
Loss per share: basic and diluted	(0.30)	0.03	0.01	-	0.03	0.02	-	0.07	(0.15)

Year Ended 12/31/17:
Gross profit	$17,892	$-	$-	$-	$-	$-	$-	$-	$17,892
Loss before provision for income taxes	(7,207)	1,170	258	405	-	460	(691)	-	(5,605)
Net loss	(6,661)	1,170	258	405	-	460	(691)	1,584	(3,475)
Loss per share: basic and diluted	(0.49)	0.09	0.02	0.03	-	0.03	(0.05)	0.12	(0.26)

Year Ended 12/31/16:
Gross profit	$20,671	$3	$-	$-	$-	$-	$-	$-	$20,674
Loss before provision for income taxes	(15,572)	1,528	196	-	411	247	(668)	-	(13,858)
Net loss	(15,343)	1,528	196	-	411	247	(668)	5,037	(8,592)
Loss per share: basic and diluted	(1.28)	0.13	0.02	-	0.03	0.02	(0.06)	0.42	(0.72)

Note: Loss per share: basic and diluted - may be impacted by rounding to allow rows to calculate.

Smith Micro Software Fourth Quarter 2017 Financial Results	Page 6 of 7

Smith Micro Software, Inc.

Statements of Operations and Comprehensive Loss

(in thousands, except per share amounts) - unaudited

	For the Three Months		For the Twelve Months
	Ended December 31,		Ended December 31,
	2017	2016	2017	2016
Revenues	$5,732	$7,084	$22,974	$28,235
Cost of revenues	1,355	1,740	5,082	7,564
Gross profit	4,377	5,344	17,892	20,671

Operating expenses:
Selling and marketing	1,519	2,226	6,186	9,615
Research and development	2,181	3,702	8,952	15,906
General and administrative	1,903	2,463	8,551	10,341
Restructuring expense	(691)	303	(123)	303
Long-lived asset impairment	-	411	-	411
Total operating expenses	4,912	9,105	23,566	36,576
Operating loss	(535)	(3,761)	(5,674)	(15,905)
Non-operating income:
Change in carrying value of contingent liability	-	-	-	668
Loss on extinguishment of debt	-	-	(405)	-
Interest income (expense), net	(192)	(246)	(1,120)	(313)
Other income (expense), net	2	5	(8)	(22)
Loss before provision for income taxes	(725)	(4,002)	(7,207)	(15,572)
Provision for income tax expense	(565)	(277)	(546)	(229)
Net loss	(160)	(3,725)	(6,661)	(15,343)

Other comprehensive income, before tax:
Unrealized holding gains on available-for-sale securities	-	-	-	2
Other comprehensive income, net of tax	-	-	-	2
Comprehensive loss	$(160)	$(3,725)	$(6,661)	$(15,341)

Loss per share:
Basic and diluted	$(0.01)	$(0.30)	$(0.49)	$(1.28)

Weighted average shares outstanding:
Basic and diluted	14,281	12,323	13,489	11,951

Smith Micro Software Fourth Quarter 2017 Financial Results	Page 7 of 7

Smith Micro Software, Inc.

Consolidated Balance Sheets

(in thousands)

	December 31,	December 31,
	2017	2016
ASSETS
Current Assets:
Cash & cash equivalents	$2,205	$2,229
Accounts receivable, net	5,145	4,962
Prepaid and other assets	576	726
Total current assets	7,926	7,917
Equipment & improvements, net	1,229	1,811
Deferred tax asset, net	404	-
Other assets	146	149
Intangible assets, net	487	745
Goodwill	3,685	3,686
TOTAL ASSETS	$13,877	$14,308

LIABILITIES & STOCKHOLDERS' EQUITY
Current Liabilities:
Accounts payable	$1,333	$1,907
Accrued payroll and benefits	1,994	2,391
Related-party notes payable	1,000	-
Other accrued liabilities	416	1,112
Deferred revenue	73	98
Total current liabilities	4,816	5,508

Related-party notes payable, net	1,200	1,295
Notes payable, net	1,558	1,295
Deferred rent	970	1,162
Other long-term liabilities	766	1,808
Deferred tax liability, net	-	181
Total non-current liabilities	4,494	5,741

Stockholders' Equity:
Preferred stock	-	-
Common stock	14	12
Additional paid in capital	237,486	229,275
Accumulated comprehensive deficit	(232,933)	(226,228)
Total stockholders' equity	4,567	3,059
TOTAL LIABILITIES & STOCKHOLDERS' EQUITY	$13,877	$14,308